FOR IMMEDIATE RELEASE	New York, NY (February 24, 2012)

INTERPUBLIC ANNOUNCES
NEW SHARE REPURCHASE PROGRAM

NEW YORK — Interpublic Group (NYSE: IPG) today announced that the Interpublic Board of Directors has authorized a new program to repurchase from time to time up to $300 million of IPG common stock.   The authorization under the new program is in addition to any amounts remaining for repurchase under the program announced in 2011.   Repurchases under the new program may be effected through open market purchases, trading plans established in accordance with SEC rules, derivative transactions or other means.  The timing and amount of repurchases under the authorization will depend on market conditions and the company’s other funding requirements.  The share repurchase program has no expiration date.

“In 2011, we effectively executed on our stock repurchase plan while continuing to invest in the long-term growth needs of our company,” said Michael I. Roth, Chairman and CEO of Interpublic Group.  “This new plan shows our continued commitment to returning capital to shareholders as well as confidence in the sustainability of our company’s strong performance.”

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, HUGE, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax